EXHIBIT 10.13

                                                      Agreement No. MS-48157-GN

                    COLUMBIA GAS TRANSMISSION CORPORATION

                          GENERAL SERVICES AGREEMENT

      THIS GENERAL SERVICES AGREEMENT, made this 11TH day of AUGUST, 1995, by and between Columbia Gas Transmission Corporation, a Delaware corporation having its principal office at 1700 MacCorkle Avenue, S. E., (P. 0. Box 1273) Charleston, West Virginia 25314, hereinafter called "Transmission", and IDS TECHNICAL SERVICES, A DIVISION OF INDUSTRIAL DATA SYSTEMS, INC., having its principal office AT 600 CENTURY PLAZA DRIVE, BLDG. 140, HOUSTON, TX 77073-6016 hereinafter called "Contractor".

      WITNESSETH that, WHEREAS, Transmission desires that certain services be performed and Contractor is willing to provide certain services as required from time to time by Transmission during the term hereof.

        NOW, THEREFORE, in consideration of mutual premises, the parties hereto agree as follows:

Contractor agrees to perform the below indicated services in accordance with:  (1) this General Services Agreement (2) Transmission's "Provisions of

General Services Agreement" (Edition April 1995), (3) Schedule of services and pricing consisting of 1 page(s), (4) Service Authorization(s) and, (5) other appendices [NONE].

      This General Services Agreement shall remain in full force and effect until canceled by either Transmission or Contractor by giving thirty (30) days notice, in writing, to the other.

      IN WITNESS WHEREOF, the parties have executed this Contract as of the day and year first above written.

COLUMBIA GAS TRANSMISSION

CORPORATION

IDS TECHNICAL SERVICES,
A DIVISION OF INDUSTRIAL DATA

SYSTEMS, INC.

By: /s/ R. LARRY ROBINSON                 By: /s/ WILLIAM A. COSKEY

Its: PRESIDENT                            Its: PRESIDENT
Edition APRIL, 1995

                    COLUMBIA GAS TRANSMISSION CORPORATION

                   PROVISIONS OF GENERAL SERVICES AGREEMENT

Edition April, 1995

                          COLUMBIA GAS TRANSMISSION CORPORATION
                         PROVISIONS OF GENERAL SERVICES AGREEMENT

                                    TABLE OF CONTENTS

            ARTICLE 1.  DOCUMENTS WHICH COMPRISE THE CONTRACT ..............  1
                  1.01  Composition of the Contract ........................  1

            ARTICLE 2.  INTERPRETATION OF DOCUMENTS ........................  1
                  2.01  Resolution of Conflict in Documents ................  1

            ARTICLE 3.  OBLIGATION OF CONTRACTOR ...........................  1

                  3.01  Timely Completion...................................  1
                  3.02  Performance Warranties..............................  1
                  3.03  Environmental Warranties  ..........................  2
                  3.04  Supervision  .......................................  3
                  3.05  Payment of Creditors................................  3
                  3.06  Compliance With Applicable Laws ....................  4
                  3.07  Safety..............................................  4
                  3.08  Substance Abuse.....................................  4

            ARTICLE 4.  SUBCONTRACTORS   ...................................  5
                  4.01  Need for Prior Approval; Qualifications ............  5
                  4.02  Notification and Documentation .....................  5
                  4.03  Liability for Subcontractor's Work .................  5

            ARTICLE 5.  INDEMNITY...........................................  5
                  5.01  Basic Indemnification...............................  5
                  5.02  Exclusion from Indemnification  ....................  6
                  5.03  Responsibilities Within Rights-of-Way ..............  6

            ARTICLE 6.  CONTRACTOR'S INSURANCE   ...........................  7
                  6.01  Basic Insurance   ..................................  7
                  6.02  Special Provisions in Insurance Contracts ..........  9
                  6.03  Subcontractors......................................  9
                  6.04  Evidence of Insurance...............................  9


            ARTICLE 7.  INSPECTION AND APPROVAL; PAYMENT ................... 10
                  7.01  Inspection   ....................................... 10
                  7.02  Approval  .......................................... 10
                  7.03  Payment............................................. 10
                  7.04  Audit............................................... 10
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                          COLUMBIA GAS TRANSMISSION CORPORATION
                         PROVISIONS OF GENERAL SERVICES AGREEMENT

                                      TABLE OF CONTENTS (CONTINUED)

            ARTICLE 8.  TERM AND TERMINATION . . . . . . . . . . . . . . .    11
                  8.01  General Provisions   . . . . . . . . . . . . . . .    11
                  8.02  Termination by Transmission  . . . . . . . . . . .    11


            ARTICLE 9.  MISCELLANEOUS   . . . . . . . . . . . . . . . . .     11
                  9.01  Independent Contractor   . . . . . . . . . . . .      11
                  9.02  Notice  . . . . . . . . . . . . . . . . . . . . .     11
                  9.03  Effect of Waivers   . . . . . . . . . . . . . . .     12
                  9.04  Assignment and Delegation   . . . . . . . . . . .     12
                  9.05  Nondiscriminatory Employment Practices  . . . . .     12
                  9.06  Rights and Remedies  Cumulative   . . . . . . . .     12
                  9.07  Setoff      . . . . . . . . . . . . . . . . . . .     12
                  9.08  Headings    . . . . . . . . . . . . . . . . . . .     12
                  9.09  Choice of Law     . . . . . . . . . . . . . . . .     12
                  9.10  Severability      . . . . . . . . . . . . . . . .     13
                  9.11  Entire Agreement    . . . . . . . . . . . . . . .     13
                  9.12  Confidentiality    . . . . . . . . . . . . . . .      13

Edition April, 1995

                    COLUMBIA GAS TRANSMISSION CORPORATION
                   PROVISIONS OF GENERAL SERVICES AGREEMENT

               ARTICLE 1. DOCUMENTS WHICH COMPRISE THE CONTRACT

     1.01 COMPOSITION OF THE Contract. The Contract consists of the General Services Agreement executed by Contractor and Transmission, these Provisions, the schedule of services and pricing prepared in connection with the particular General Services Agreement, the service authorizations and any other .Appendix prepared in connection with the General Services Agreement.

                    ARTICLE 2. INTERPRETATION OF DOCUMENTS

     2.01 RESOLUTION OF CONFLICT IN DOCUMENTS. If there is a conflict among the documents which comprise the Contract, the documents will rank in the following order, with the terms of the earlier-listed documents controlling the terms of the later-listed documents:

        a)  General Services Agreement
        b)    Provisions of General Services Agreement
        c)  Service Authorization
        d)  Schedule of Services and Pricing
        e)  Additional Appendixes

                     ARTICLE 3. OBLIGATION OF CONTRACTOR

     3.01 TIMELY COMPLETION. Contractor agrees to perform the services in a timely manner. Time is of the essence in the performance of this Contract.

     3.02 PERFORMANCE WARRANTIES: Contractor warrants to Transmission that:

     (a) The services will be provided by Contractor in accordance with, and for the price provided in, the Contract, and when completed, will be free from defects.

     (b) All material supplied directly or indirectly by Contractor will be new, free from defects, and in accordance with the requirements of the Contract.

     (c) All labor involved in performance of the services will be first class, performed only by employees qualified to do the job to which they are assigned, and supervised at all times by one or more qualified superintendents employed by Contractor.

     (d) Contractor will at all times enforce strict discipline of, and good order among, its employees, and Contractor will immediately remove and not reemploy any employee who is incompetent, disorderly, unreliable, or otherwise unsatisfactory.

Edition April, 1995                                                 MS-48157-GN
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3.03 ENVIRONMENTAL WARRANTIES.

      (a) Contractor warrants and agrees to perform its work in accordance with all applicable environmental laws and regulations, including all amendments relating thereto and to conduct all other activities in an environmentally responsible manner and in accordance with accepted industry practices and regulatory standards.

      (b) Transmission shall furnish to Contractor, upon request, copies of all licenses, permits, certificates, authorizations, etc. including any special environmental or other conditions relating to the work to be performed under this Agreement that Transmission has obtained or received.

      (c) Contractor shall furnish to Transmission upon request copies of all licenses, permits, certificates, authorizations, etc. including any special environmental or other conditions relating to the work to be performed under this Agreement that Contractor has obtained or received.

      (d) Contractor shall furnish as required by Transmission satisfactory evidence of its compliance with such licenses, permits, certificates, authorizations and all special environmental or other conditions attached to such authorizations.

      (e) Contractor where required by law to have its employees licensed, trained, certified, etc. by any governmental body or by a qualified training institution to perform any or all of the work contemplated by this Agreement shall furnish a copy of each such person's currently valid license, training acknowledgment, certification, etc. to Transmission upon request at least ten days prior to starting such work.

      (f) Contractor will immediately notify Transmission in writing of (1) any reports made to any environmental agency in connection with Contractor's operations or work performed under this Agreement and (2) any environmental complaints, notices, warnings, alleged violations communicated to Contractor, its officers, directors, employees, agents, Subcontractors, representatives or others acting for Contractor by any governmental agency which relate to the work Contractor is performing under this Agreement. Contractor will immediately supply Transmission with copies of any written reports, complaints, notices, warnings or alleged violations.

      (g) Contractor shall comply with all of the requirements of 29 C.F.R. ss. 1910.1200 commonly known as the hazard communication standard, plus the applicable portions of the Emergency Planning and Community Right-to-Know Act of 1986, and the Federal, state and local Emergency Response organization's rules and regulations.

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      (h) Contractor shall continuously maintain adequate protection of all its work from damage; shall protect Transmission's property from damage or loss arising in connection with the Agreement; shall at all times exercise due care with regard to all excavations, equipment, machinery and materials to prevent loss or injury to persons and property, including livestock: and shall use such adequate protective devices, warning signs, barriers and trench shoring as required by governmental authority and by safe construction practices.

      (i) In situations where the Contractor creates or refuses to correct environmental, health or safety situations having the potential of causing serious injury to the public, Transmission's customers, employees of Transmission or the Contractor, or the environment, the authorized Transmission representative shall have the right to stop work until Contractor corrects the situation to the satisfaction of the Transmission representative.

      (j) Contractor shall not bury or otherwise discard wastes on property of Transmission or any leases, right-of-way or easements acquired by Transmission during the performance of the work covered by this Agreement.

      (k) Contractor, at the completion of work covered by this Agreement, shall remove any and all materials, substances and/or chemicals brought onto the work site by Contractor or Transmission which are unused, used but suitable for reuse, or wastes including spill residues of such materials, substances and/or chemicals unless Transmission, in writing, accepts title to such.

      (1) Contractor, when directed to perform work on or near Transmission's pressurized gas facilities, shall perform such work only when an authorized Transmission representative is present.

      (m) Contractor agrees that Transmission may appoint an authorized Transmission representative for each work site and Contractor agrees to abide by such representative's advice and counsel in matters affecting the environment and in health and safety issues related to Transmission's equipment on premises.

      3.04 SUPERVISION. Contractor will: supervise the services efficiently and with its best skill and attention; be responsible for the means and methods of performance of the Contract; and have a qualified superintendent, acceptable to Transmission, at each location where services will be performed, who is vested with full authority to represent Contractor under the Contract and in performance of the services.

     3.05 PAYMENT OF CREDITORS. (a) Contractor will promptly pay the claims of all:

          (1) Vendors, materialmen, suppliers, employees, subcontractors, consultants, representatives, agents, and all other persons and entities;

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          (2) Federal, state, and local governments for taxes and other obligations; and

          (3) Other creditors, which Contractor is obligated to pay and whose obligations are connected, directly or indirectly, with the services.

     (b) If Contractor notifies Transmission, in writing received by Transmission prior to Transmission's payment of any claim, that Contractor reasonably and in good faith contests the validity or amount of the claim, Transmission will not pay the claim so long as Contractor is actively contesting the claim; provided, that Transmission may pay the claim irrespective of Contractor's contesting the claim, if (1) the claim becomes a lien on any assets of Transmission, or (2) the creditor asserts the claim against Transmission, and Transmission believes that there is a reasonable basis for the creditors' assertion.

      3.06 COMPLIANCE WITH APPLICABLE LAWS. Contractor, in performing the duties hereunder, shall comply with all applicable laws and with all applicable orders, rules and regulations of duly constituted authorities having jurisdiction.

      3.07 SAFETY. Contractor will observe all applicable Federal, state and local safety requirements, useadequate protective devices, warning signs, and barriers as may be required by Transmission's and Contractor's permits and licenses, and otherwise as may reasonably be needed under the circumstances. Contractor-will perform the work safely and will exercise care to ensure that persons and property will not be injured or damaged in performance of the services.

     3.08 SUBSTANCE ABUSE. (a) For the purposes of this section, the below-listed terms are defined as follows:

            (1) "Alcohol" and "drug(s)" include any substance with the potential to produce the effect of intoxication and/or any substances with the potential to produce physical, mental, emotional, or behavioral change in the user.

            (2) "Abuse" includes the use of any substance that deviates from the intent of this policy or from specific medical direction.

            (3) "Transmission or Contractor premises" is used in its broadest sense, and includes all land (including leaseholds, easements, and other job sites), property, buildings and other structures, vehicles owned by or leased to Transmission or Contractor, and personal vehicles while used on business.

            (4) "On the job" includes paid and unpaid meal periods during the business day, including paid and unpaid overtime.

Edition April, 1995                   - 4                           MS-48157-GN
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      (b) ALCOHOL. The use or possession of alcohol on Transmission or
Contractor premises, or being under the influence of alcohol on the job, is prohibited. In addition, off-the-job abuse of alcohol which adversely affects a person's job performance, or adversely affects or threatens to adversely affect other interests of Transmission or other persons, is prohibited.

      (c) DRUGS. The use or illegal possession of drugs on the job or on Contractor or Transmission premises is prohibited; provided, that an employee of either Transmission or Contractor may continue to work, even though under the influence of a legal drug, if Transmission and Contractor determine that the person does not pose a threat to his or her own safety or the safety of others and that the person's job performance is not significantly affected by the legal drug. In addition, the off-the-job abuse or illegal possession of drugs which adversely affects a person's job performance, or adversely affects or threatens to affect other interests of Transmission or other persons, is prohibited.

                          ARTICLE 4. SUBCONTRACTORS

      4.01 NEED FOR PRIOR APPROVAL; QUALIFICATIONS. Unless Transmission gives its prior written consent, (a) Contractor will not delegate any of its duties under the Contract or (b) subcontract any of the duties to be performed by it hereunder. Contractor will employ only competent, experienced, and skilled Subcontractors. Any delegation or subcontract of Contractor's duties hereunder, regardless of whether such delegation or subcontract has been approved by Transmission, shall not relieve Contractor of its responsibilities hereunder and Contractor shall remain liable to Transmission with respect to such undertakings.

      4.02 NOTIFICATION AND DOCUMENTATION. If Contractor desires to subcontract any of the services to be performed under the Contract, Contractor will notify Transmission in writing of the names of any Subcontractors it proposes to employ and will, if requested by Transmission, submit to Transmission a copy of the subcontract Contractor proposes to use. In any event, the subcontract must contain a provision requiring the Subcontractor to be bound by the terms of the Contract so far as applicable to the services to be performed by the Subcontractor. If requested by Transmission, Contractor will furnish Transmission with a signed copy of any subcontract.

      4.03 LIABILITY FOR SUBCONTRACTOR'S WORK. Irrespective of whether Transmission has approved a Subcontractor and/or a subcontract, Contractor warrants that all work performed by all Subcontractors will comply with all of the terms and conditions of the Contract.

                             ARTICLE 5. INDEMNITY

                    Edition April, 1995 - 5 - MS-48157-GN
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      5.01 BASIC INDEMNIFICATION. Contractor shall indemnify and hold harmless
Transmission from and against any and all loss, damage, and liability from any and all claims for damages on account of or by reason of bodily injury, including death, which may be sustained or claimed to be sustained by any person, including the employees of Contractor and of any Subcontractor of Contractor, and from and against any and all damages to property, including loss of use, and including property of Transmission, caused by o ' r arising out of or claimed to have been caused by or to have arisen out of an act or omission of Contractor or its agents, employees or Subcontractors in connection with the performance of this Agreement, or caused by or arising out of or claimed to have been caused by or to have arisen out of the concurrent negligence of Contractor and Transmission, their agents and employees, respectively, in connection with the performance of this Agreement, whether or not insured against; provided, however, that the foregoing indemnification will not cover loss, damage, or liability arising from the sole negligence or willful misconduct of Transmission, its agents and employees. Contractor shall, at its own cost and expense, defend any claims, suits, actions, or proceedings, whether groundless or not, which may be commenced against Transmission in connection with performance of this Agreement, and Contractor shall pay any and all judgments which may be recovered in any such actions, claims, proceedings, or suits, and defray any and all expenses, including costs and attorney's fees, which may be incurred in or by reason of such actions, claims, proceedings, or suits. Notwithstanding the foregoing, in the event of such actions, claims, proceedings or suits, Transmission shall be entitled, if it so elects, to representation by attorneys of its own selection, including attorneys employed by Transmission. The obtaining by Contractor of a release or discharge, running to Contractor or Transmission or either or both of them for damages in connection with this Contract shall not diminish or affect in any way the rights of Transmission and the obligations of Contractor as set forth in this Article 5. To the extent permitted by law, Contractor expressly waives the benefit, for itself and all Subcontractors, insofar as the indemnification of Transmission is concerned, of the provisions of any applicable workers' compensation law limiting the tort or other liability of an employer on account of injuries to the employer's employees.

      5.02 EXCLUSION FROM INDEMNIFICATION. The foregoing indemnification does not extend to Transmission's contractual obligation to compensate landowners as provided in deeds, leases, licenses, or other contracts between Transmission and the owners of the land on which any portion of this Contract between Transmission and the owners of the land on which any portion of this Contract is to be performed, except to the extent that the requirement of compensation is the result of:

     (a)  Contractor's default under this Contract;

     (b) Contractor's trespass on or other improper damage to the property of others; or

     (c) Contractor's other act or failure to act which is actionable (whether negligent, willful, reckless, wanton, intentional,

                    Edition April, 1995 - 6 - MS-48157-GN
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          or otherwise tortious), or for which strict, absolute, statutory, or other type of liability may be imposed.

     5.03 RESPONSIBILITIES WITHIN RIGHTS-OF-WAY. Unless otherwise provided in the Agreement, Transmission shall bear the liability and pay for damage to crops, shrubs, trees, grass and plantings within the right-of-way, except where Contractor, its agents, employees, or Subcontractors through negligence, carelessness, or any other reason, cause unreasonable damage thereto, in which event that portion of the damages so caused shall be the sole responsibility of Contractor. In addition, Contractor shall be responsible for the damages arising from its exercise of the right of access to and from the right-of-way.

                      ARTICLE 6. CONTRACTOR'S INSURANCE

      6.01 Insurance. Contractor shall provide, at its own cost and expense, insurance of the kinds and in the amounts specified in the following schedule, to cover all loss or liability for damages on account of bodily injury, including death resulting therefrom, and damage to or destruction of property caused by or arising out of any and all operations Carried on or any and all work performed under this Agreement.

      (a)   WORKERS' COMPENSATION Coverage shall include the following:

               (i) Workers' Compensation - Statutory coverage applicable in each state where work is to be performed, including coverage for occupational disease, if and as required.

              (ii) Employer's Liability - Minimum limit of $1,000,000 per occurrence. If coverage is obtained from a state fund (Ohio or West Virginia), Employer's Liability coverage may not be available. In such cases, Contractor will purchase "Stop Gap" coverage, with minimum limits of $1,000,000 per occurrence, from a commercial insurer.

            (iii) All States Endorsement (or equivalent). -If coverage is obtained from a state fund (Ohio or West Virginia) an All States endorsement may not be available. In such cases, Contractor will obtain Workers' Compensation insurance in every state in which operations may be conducted or work may be performed under the terms of this Agreement.

               (iv) U. S. Longshoremen's and Harbor Workers' Compensation Act
                    coverage, U. S. Defense Bases Act Coverage, Outer Continental Shelf Land Act coverage, when applicable:
                    Statutory Limits.

               (v) Jones Act coverage when applicable. Minimum Limits re-quired: $1,000,000 per accident.

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     (b) COMMERCIAL GENERAL LIABILITY OR COMPREHENSIVE GENERAL LIABILITY
INSURANCE: Policy to include Blanket Contractual and Broad Form Liability endorsements, or their equivalents, Completed Operations Coverage and, when applicable, Products Coverage. The Contractual Liability section must specifically cover Contractor's obligations under the indemnity provisions of this Agreement.

                  MINIMUM LIMITS REQUIRED:

                  Bodily Injury and Personal Injury: $1,000,000 per
                                    occurrence, Combined Single Limit.

                  Products/Completed Operations: . . $1,000,000 per
                                    occurrence, Combined Single Limit.

                  Personal Injury:................. $1,000,000 per occurrence.

     When coverage obtained in accordance with this paragraph is written on a "Claims Made" or "Claims First Made" form, Completed Operations coverage must be specifically endorsed to provide that it will respond to claims made for at least 24 months after completion of the work. The Fellow Employee and Explosion, Collapse and Underground Exclusions must be deleted.

     (c) AUTOMOBILE LIABILITY: Coverage shall include all owned, nonowned, leased or hired vehicles.

            MINIMUM LIMITS REQUIRED:

                  Bodily Injury/Property Damage . . . $1,000,000 per
                                    occurrence, Combined Single Limit.

      Contractor warrants that it is in full compliance with any "No Fault" provision of any state in which it operates motor vehicles.

     (d) PROFESSIONAL LIABILITY (ARCHITECTS AND ENGINEERS): If Contractor or any of its Subcontractors shall render any architectural or engineering services, then Contractor shall maintain and shall require any such Subcontractor to maintain professional liability insurance, including coverage for errors and omissions with minimum limits of $1,000,000 per claim. The Case Custody and Control and Contractual Liability exclusions shall be deleted.

     (e) ENVIRONMENTAL IMPAIRMENT LIABILITY. If Contractor or any Subcontractor will conduct any operations or perform any work related to the handling, removal, transportation or disposal of materials classified as Hazardous Waste, or involving Site Assessment, Remediation or other activities associated with the restoration of contaminated land, water or atmosphere,

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then Contractor shall maintain, and require any such Subcontractor to maintain
Environmental Impairment Liability insurance appropriate to the type of operations to be conducted or work to be performed, with minimum limits. Additionally, Contractor will provide Transmission with copies of all current licenses and/or permits required by the State(s) or local jurisdictions where the work is to be performed.

      6.02 SPECIAL PROVISIONS IN INSURANCE CONTRACTS. All insurance policies required by this section will be written by insurance companies acceptable to Transmission, will be primary with respect to any insurance maintained by Transmission and will be endorsed to provide at least 30 days advance notice to Transmission of any cancellation, non-renewal or material change in coverage, except that cancellation for non-payment of premium will require 10 days advance notice to Transmission. Insurance policies required by paragraphs b, c, d, e, and g of Section 6.01 will name Transmission as an additional insured. All insurance policies required by this Section will contain a waiver of subrogation as against Transmission, will contain a standard "Cross Liability" endorsement.

      6.03 SUBCONTRACTORS. Contractor warrants that any Subcontractors of Contractor who conduct any operations or perform any work under the terms of this Agreement shall maintain insurance coverages with limit at least equal to, and coverages at least as broad as those required by this Section.

      6.04 EVIDENCE OF INSURANCE. Contractor shall furnish, on behalf of itself and any Subcontractor(s), not later than the time of signing of this Agreement, copies of all insurance policies intended to meet the requirements of this Section. Properly executed Certificates of Insurance may be substituted for insurance policies provided that such Certificates contain positive statements of compliance with all the terms of this Agreement which apply to the type of insurance represented by the Certificate. Insurance Policies whose terms expire during the term of this Agreement will be renewed or replaced with no gaps in coverage, and evidence of such renewal or replacement will be provided to Transmission under the same conditions as prescribed above.

                 ARTICLE 7. INSPECTION AND APPROVAL; PAYMENT

      7.01 INSPECTION. (a) Transmission's authorized representatives will at all times have access to the work for the purpose of inspection, and Contractor will provide proper facilities for such access and inspection.

            (b) Contractor will maintain adequate financial records of all work performed hereunder. Upon request of Transmission, Contractor will make such records available to Transmission for inspection and verification.

     7.02 APPROVAL. Transmission has no obligation to pay for any services until approved and as provided in Section 7.03.

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     7.03 PAYMENT. For the approved performance of services performed by
Contractor, Transmission agrees to pay the sum(s) specified in the Schedule of Services and Pricing which relate to the services performed within thirty (30) days after the services have been completed by Contractor, approved by Transmission, and Contractor has furnished an invoice and satisfactory evidence that all liabilities which could result in a lien or claim against Transmission or its property have been paid or bonded.

     7.04 Audit. (a) Contractor shall permit Company to audit the books and records of Contractor relating to all payments received or invoiced pursuant to this Agreement upon reasonable notice at any time during the pendency of this Agreement and for a period of three (3) years after the termination of this Agreement. In the event Company finds any discrepancy from that which should have been made pursuant to this Agreement, Contractor, upon receipt of documentation substantiating such discrepancy , shall immediately repay the disputed amount plus interest at the rate of prime (as set forth in The Wall Street Journal on a monthly basis during the repayment period).

(b) Company, and its duly authorized representatives, shall have access, at all reasonable times, during the term of this Agreement, and for a period of three
(3) years following the completion or termination of work and final billing of Company, to all of Contractor's and its Subcontractor I s, personnel, books, records, correspondence, instructions, plans, drawings, receipts, vouchers and memoranda of every description pertaining to or related in any way to the services performed hereunder for the purpose of auditing and verifying the cost of work or to determine the Company's rights or the Contractor's obligations hereunder or, to ascertain any facts relative to any claim against the Contractor which has or may become a charge against the Company or the work, or for any other reasonable purpose. Said Company representatives shall have the right to reproduce the aforesaid articles, as such representatives deem necessary or appropriate. The Company shall have sufficient audit access to the Contractor's costs in the fixed rate area to satisfy themselves that all services that are supposed to be included in set fixed rates are so included.

                       ARTICLE 8. Term AND TERMINATION

      8.01 General PROVISIONS. The Contract between the parties shall remain in effect until the termination date specified in the General Service Agreement or the earlier occurrence of one of the following: (a) mutual agreement in writing that the Contract should be terminated; (b) termination by either party on thirty days written notice to the other; (c) termination by Transmission in accordance with Section 8.02 of this Contract; or (d) the expiration or termination of or Contractor's failure to renew any insurance coverage required hereunder. Transmission shall not be liable to Contractor for Services performed after an event of termination.

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     8.02 TERMINATION BY TRANSMISSION. If (a) Contractor fails to perform the services covered by this Contract in an efficient, workmanlike, skillful and careful manner or to the complete satisfaction of Transmission, or (b) the work is not proceeding with such speed as in the reasonable judgment of Transmission is necessary to complete the same within the time herein provided, or (c) Contractor fails to comply with any of the requirements of this Contract, Transmission may give written notice to Contractor stating the particulars in which Contractor is failing to comply with the terms of this Contract. If Contractor does not remedy such failure or proceed with due diligence as is reasonably required by Transmission within three (3) days after such notice is given, then Transmission shall have the right to terminate this Contract regardless of its state of completion and without prejudice to any claim Transmission may have. Additionally, Transmission may award a contract as to such work that remains to be done hereunder to another Contractor or perform all or any part of said services. In the event Transmission takes over the work or awards all or any part of it to another Contractor, and the total cost of performing the work provided for herein is more than the aggregate amount to be paid Contractor herein, then Contractor shall pay to Transmission, upon demand, the amount of such excess.

                           ARTICLE 9. MISCELLANEOUS

     9.01 INDEPENDENT CONTRACTOR. Contractor is an independent contractor. Nothing in the Contract or the relation of the parties is to be construed as creating any other type of relationship.

     9.02 Notice. Whenever any provision of the Contract requires or allows the giving of written notice, such notice will be properly given if delivered personally to the party, sent by telecopy or telefax to the party, or mailed to the party given at the address first set forth above or to such other address as the party provides pursuant to written notice in compliance with this section. The written notice will be deemed to have been received when delivered personally, the day after the telecopy or telefax is sent, or the third day after mailing.

      9.03 Effect OF WAIVERS. No waiver by either party of one or more defaults by the other party in the performance of any provisions of the Contract will operate or be construed as a waiver of any further defaults, whether of a like or of a different character.

      9.04 ASSIGNMENT AND DELEGATION. The rights of Contractor may not be assigned and the duties of Contractor may not be delegated without the prior written consent of Transmission; provided, however, that any such delegation shall not operate to relieve Contractor of its responsibilities hereunder, and notwithstanding any such delegation Contractor shall remain obligated to Transmission with respect to such undertakings.

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     9.05 NONDISCRIMINATORY EMPLOYMENT PRACTICES. (a) Contractor certifies that, during the performance of this Contract, Contractor's employment practices shall comply with all Federal, state and local laws and regulations regarding discrimination because of race, color, religion, national origin, sex, age, handicap, or veteran status.

            (b) The following Federal laws are incorporated herein, if applicable: the Equal Opportunity Clause required under Executive Order 11246 and implemented by Title 41 C.F.R. ss. 60-1.4; the Affirmative Action Clause required under the Vietnam Era Veterans Readjustment Act of 1974 and implemented by Title 41 C.F.R. ss. 60-250.4; the Affirmative Action Clause required under the Rehabilitation Act of 1973 and implemented by Title 41 C.F.R. ss. 60741.4; and the Utilization of Minority Business Enterprises Clause required under Executive Order 11458 and implemented by Federal Procurement Regulations Subpart 1- 1.13.

      9.06 RIGHTS AND REMEDIES CUMULATIVE. All rights and remedies of the parties hereunder are cumulative.

      9.07 Setoff. Any amounts paid by Transmission which Contractor is obligated to pay pursuant to this Contract or otherwise, will be reimbursed to Transmission by Contractor (together with (a) Transmission's attorney fees incurred as a result of a default or other fault of contractor, and (b) annual interest at 15% if this rate is allowed by law, otherwise at the highest rate allowed by law), and, if not reimbursed, may be deducted (with attorney fees and interest as above provided) by Transmission from any amounts then or thereafter due Contractor. These rights of reimbursement and deduction are in addition to Transmission's right to indemnity pursuant to Article 5.

      9.08 HEADINGS. The headings on the sections of the Contract are for the convenience of the parties and are not to be used in interpreting or construing the Contract.

      9.09 Choice of Law. The validity and construction of the Contract and the rights and duties of the parties will be determined by the laws of West Virginia without reference to its choice of law rules.

      9.10 SEVERABILITY. If any Section or provision of the Contract or the application thereof is held invalid, unlawful, or unenforceable in any respect, such invalidity, unlawfulness, or unenforceability shall not be deemed or construed to affect other Sections or provisions of the Contract. To this end, the Sections and provisions of the Contract are agreed to be severable; and as a rule of construction, the Contract shall be construed and applied as if such invalid, unlawful, or unenforceable Section, provision, or application had never been contained in the Contract.

      9.11 Entire AGREEMENT. The Contract is the sole evidence of the agreement between the parties. There are no representations, agreements, or

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understandings except as stated in the Contract. No modification, alteration, or amendment of the Contract will be binding on Transmission unless in writing and signed by Transmission's Authorized Representative.

      9.12 CONFIDENTIALITY. All information and/or materials provided to or discovered by Contractor, its agents, employees, or sub-contractors, including, but not limited to, drawings, sketches, architectural ideas, work product, blueprints, job specifications, and data will be considered propriety information and materials intended for Transmission's use only. Reproduction or use of these materials and/or information for the purpose of sharing said materials and/or information with any agencies, competitors, other persons or entities is expressly forbidden. The provided information and/or materials will remain property of Transmission and is not intended for external use, distribution or publication. Contractor shall be obligated to return all provided information and/or materials to Transmission upon completion of each project and is liable for damages as a result of improper use, distribution or publication of such information and/or materials.

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